Exhibit 10.1

TALON THERAPEUTICS, INC.

AMENDMENT NO. 1 TO

2012 AMENDED & RESTATED CHANGE OF CONTROL PAYMENT PLAN

This Amendment No. 1 (this “Amendment”) to the Talon Therapeutics, Inc. 2012 Amended & Restated Change of Control Payment Plan (the “Plan”) is made as of June 30, 2013 (the “Effective Date”) by Talon Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Plan.

The Plan is hereby amended as follows:

1.          Section 7(b) of the Plan shall be deleted in its entirety and replaced with the following in lieu thereof:

“(b)          Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the payments provided hereunder at any time prior to a Change of Control; provided, however, that this Plan shall terminate on the earlier of (i) June 30, 2014, or (ii) the effective date of a Change of Control, provided that the obligation of the Company to make payments pursuant to a Change of Control that occurred on or prior to such termination shall be unaffected by such termination. Any action amending or terminating the Plan (other than the automatic termination of the Plan pursuant to clause (i) above) shall be in writing and executed by the Administrator or its authorized designee.”

2.          Exhibit A to the Plan shall be deleted in its entirety and replaced with Exhibit A (Amended) attached hereto and made a part hereof.

3.          Except as otherwise explicitly set forth in this Amendment, all provisions of the Plan shall remain in full force and effect.

To record the adoption of the Amendment as set forth herein, Talon Therapeutics, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

TALON THERAPEUTICS, INC.

By:	/s/ Howard Pien
Howard Pien
Member, Compensation Committee of the
Board of Directors

Exhibit A (Amended)

EXHIBIT A

ALLOCATION OF PLAN PAYMENTS

Eligible Employee	Percentage of Change of Control Proceeds
Steven R. Deitcher (Chief Executive Officer at Effective Date) (1):

Payment on Change of Control Proceeds up to $200 million	4.0%

Payment on Change of Control Proceeds exceeding $200 million but not exceeding $400 million	4.5%

Payment on Change of Control Proceeds exceeding $400 million	5.0%

Craig W. Carlson (Chief Financial Officer at Effective Date) (2)	1.0%

Vice Presidents (3)	Up to an aggregate of 2.5%

Senior Directors (3)	Up to an aggregate of 0.5%

(1)

To the extent Dr. Deitcher is not serving as the Company’s CEO as of the effective time of a Change of Control, then the amount of Plan Payments allocated to him in accordance with this Exhibit A may be allocated to such other Eligible Employees, including any successor CEO, in the discretion of the Administrator.

(2)

To the extent Mr. Carlson is not serving as the Company’s CFO as of the effective time of a Change of Control, then the amount of Plan Payments allocated to him in accordance with this Exhibit A may be allocated to such other Eligible Employees, including any successor CFO, in the discretion of the Administrator.

(3)	To be allocated as determined by the Administrator but considering the recommendation of the CEO of the Company.